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                         EMPLOYMENT AGREEMENT



                  AGREEMENT made as of the 1st day of October, 1996 by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the "Corporation"), and Hugh I. Miller (the "Executive").

                         W I T N E S S E T H :


                  In consideration of the representations, warranties and conditions contained herein, the parties hereto agree as follows:

                  1.    Position and Responsibilities.

                  1.1. The Executive shall serve in an executive capacity as Chief Executive Officer and President of the Corporation. Subject to the direction and authorization of the Board of Directors of the Corporation, the Executive shall direct and manage the affairs of the Corporation and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity. The Executive shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

                  1.2. The Executive shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests.





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                  1.3.  The principal executive offices of the
Corporation shall be maintained in Long Island, New York and the Executive shall not be required to relocate outside Long Island, New York, without his prior consent.

                  2.    Term of Employment.

                  2.1. The term of employment shall be five years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. The initial term of employment and any extension thereof is herein referred to as the "Term."

                  2.2.  Notwithstanding the provisions of Section 2.1

hereof, the Corporation shall have the right, on written notice to the Executive, to terminate the Executive's employment for Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice.

                  2.3. For purposes of this Agreement, the term "Cause" shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 30 days after written notice; (b) engagement in gross misconduct injurious to the Corporation which shall not be cured within 30 days after written notice; (c) knowing and willful neglect or refusal to attend to the material duties reasonably assigned to him by the Board of Directors of the Corporation, which shall not be cured within 30 days after written notice; (d) intentional misappropriation of property of the Corporation to the Executive's own use; (e) the commission by the Executive of an

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act of embezzlement; (f) Executive's conviction for a felony or if criminal penalties are imposed on Executive relating to any taxes due and owing by Executive; or (g) Executive's engaging in any activity which would constitute a material conflict of interest with the Corporation, which shall not be cured within 30 days after written notice. If the provisions contained in subsections (a), (b), (c) or
(g) above cannot be cured within 30 days due to the nature of the breach, the cure period shall then be extended for a reasonable period of time; provided, however, the Executive undertakes and continues in good faith to cure the same.

                  2.4. No later than six months prior to the end of the Term, the Corporation and the Executive shall meet to discuss the terms and conditions of an extension of the Term. If the Term of this Agreement shall not be extended, at the end of the Term the Corporation shall pay as severance pay to Executive his salary at the rate in effect as of the termination for a period of six months after the termination in accordance with the Corporation's normal payroll practices; provided, however, that such payments shall be reduced by the amount of any compensation earned by the Executive from any other employment during such six months.

                  2.5.  If the Executive's employment with the
Corporation shall be terminated (a) by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof or (b) by the Executive for Good Reason (as defined herein), then the Corporation shall continue to provide or pay to the Executive

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for the balance of the Term of this Agreement, the salary, bonus and benefits received by the Executive prior to such termination. The Executive shall have the right for a period of 30 days after the occurrence of a Good Reason event to terminate this Agreement for Good Reason.

                  2.6. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (a) the assignment to the Executive by the Corporation of duties inconsistent with, or a material reduction in the nature of, Executive's responsibilities hereunder; (b) a reduction by the Corporation in the Executive's base salary as in effect on the later of the date of this Agreement or the last date on which base salary is increased; (c) a relocation of the Executive's place of employment outside of Long Island, New York without Executive's prior consent; (d) a reduction in amount of bonus which may be earned by the Executive; (e) (i) prior to a Change in Control, failure of the Corporation to continue to maintain the same medical benefit plans covering the Executive as are made available to other senior executives of the Corporation or (ii) after a Change in Control, failure of the Corporation to continue to maintain at least the same medical benefits covering the Executive as were made available to him immediately prior to the Change in Control; or (f) failure by the Corporation to comply with any of the material terms of this Agreement, which shall not have been cured within 30 days after written notice thereof.

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                  3.    Compensation.

                  3.1. The Corporation shall pay or cause Delta Funding Corporation to pay to the Executive for the services to be rendered by the Executive hereunder a salary at the rate of $350,000 per annum. The salary shall be payable in equal installments in accordance with the Corporation's normal payroll practices. Such salary will be reviewed at least annually and shall be increased (but not decreased) by the Board of Directors of the Corporation in such amount as determined in its sole discretion. In addition, the salary each year shall be increased by the percentage increase in the United States Consumer Price Index-Cities (for New York City)-All-Item Figures for All Urban Consumers (1982-84=100) published by the United States Department of Labor, Bureau of Labor Statistics (or if such index is not available, a comparable index published by the United States Department of Labor) for the year preceding such year over the prior year. In addition, the Executive will be paid a quarterly cash bonus based on the actual performance of the Corporation. The amount of such quarterly cash bonus will be as follows: for each 1% increase in net earnings per share for the relevant fiscal quarter greater than 10% as measured against the corresponding quarter in the prior fiscal year, the Executive will receive a cash bonus of 15% of his current annual salary, provided that for any fiscal year the sum of the quarterly cash bonuses paid to the Executive may not exceed 400% of the Executive's current annual salary. Such quarterly cash bonuses will be payable 60 days after the relevant quarter. By

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way of illustration only, if the Company reports net earnings per share for the quarter 13% higher than in the corresponding quarter of the prior fiscal year and the Executive's salary is $350,000 per annum, 60 days after the last day of the relevant quarter the Executive would be paid a cash bonus of $157,500.

                  3.2. On the date the Corporation adopts its 1996 Stock Option Plan (the "1996 Option Plan"), the Executive shall be granted a non-qualified stock option pursuant to the terms of the 1996 Option Plan to purchase 100,000 shares of the Corporation's Common Stock, par value $.01 (the "Common Stock") at the initial public offering price, which option shall vest 20% per year and have a term of 5 years.

                  3.3. The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of his employment by the Corporation and which shall be generally available to the Executive on terms no less favorable than to other senior executives of the Corporation or its subsidiaries. The Corporation agrees to reimburse Executive for all medical costs and expenses incurred by him which are not covered by the Corporation's group medical plans, up to an aggregate maximum amount of $100,000 per annum, upon submission of appropriate and itemized documentation.

                  3.4.  The Corporation agrees to reimburse the
Executive for all reasonable and necessary business expenses

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incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Executive of appropriate vouchers therefor. In addition, in view of the amount of business related travel and entertainment expenses to be incurred by the Executive in the performance of his duties hereunder, the Corporation shall provide to the Executive a $25,000 per annum travel and entertainment allowance.


                  3.5. The Executive will be entitled each year of this Agreement to a paid vacation of four weeks, no more than half of which may be carried forward to future years.

                  3.6.  The Corporation agrees to use its best
reasonable efforts to obtain life insurance for the Executive in an amount of at least $1,000,000, with the Executive to have the right to name the beneficiary thereof. Upon termination of this Agreement, the Executive shall have the right to cause the Corporation to assign such life insurance policy to the Executive or his designee at no cost to Executive, except that Executive shall be responsible for any premiums due thereon after the balance of the Term of this Agreement

                  3.7. Upon termination of this Agreement for Cause or due to the death or incapacity of the Executive (as defined in Section 4.1), the Executive (or his estate) shall be entitled to all compensation (including pro rata bonus) and benefits accrued and unpaid up to the date of termination.

                  3.8. The Executive shall not be required to mitigate damages or the amount of any payment provided to him under this

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Agreement by seeking other employment or otherwise, except as provided in Section 2.4 hereof.

                  4.    Death; Incapacity.

                  4.1. If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 120 consecutive days, or for shorter periods aggregating more than 120 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate the term of employment hereunder upon not less than 10 days written notice from the Corporation to the Executive, effective on the 10th day after giving of such notice; provided, however, that no such termination will be effective if prior to the 10th day after giving such notice, the Executive's illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall be performing such services.

                  4.2. In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

                  4.3. The Corporation (or its designee) shall have the right to obtain for its benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation (or its designee) as the beneficiary. If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining such policy.

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                  4.4.  In the event the employment of Executive is
terminated by the Corporation as the result of the death or incapacity of the Executive, the Corporation agrees to continue to pay the Executive (or his estate) his then rate of salary for a period of one year after such termination. In addition, if termination occurs as a result of Executive's incapacity, the Corporation will continue to pay during the balance of the Term of this Agreement the premiums on the $1,000,000 of life insurance policies presently maintained by the Corporation on Executive's life for the benefit of Executive's designated beneficiary.

                  5.    Other Activities During Employment;
Non-Competition; Solicitation.

                  5.1. The Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

                  5.2. During Executive's employment, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money, guarantor or consultant shall be engaged directly or indirectly in any business engaged in by the Corporation in any area where the Corporation, or any subsidiary, conducts such business at any time during this Agreement; provided, however, that the foregoing shall not be

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deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company's securities.

                  5.3. The Executive will not at any time during his employment with the Corporation solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm, corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 5.2 hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

                  5.4. The Executive shall not at any time during this Agreement or for a period of one year after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Executive or which come into Executive's possession during this Agreement are and remain the property of the Corporation and upon termination of Executive's employment all such records and copies thereof shall be either left with or returned to the Corporation.

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                  5.5.  The term "Confidential Information" shall mean
information disclosed to the Executive or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation's business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, processes, business plans, broker or correspondent lists and records and potential broker or correspondent lists and records.

                  6. Assignment. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation (whether by merger or by acquisition of stock, assets or otherwise) prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive.

                  7. Change in Control. Upon the occurrence of a "Change in Control" (as hereinafter defined) of the Corporation, Executive may at his election, at any time within six months thereafter, terminate this Agreement, and Executive shall be

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entitled to the following compensation, in lieu of any other compensation and bonuses provided herein:


                           (a)  The Corporation shall pay as severance pay
to Executive, no later than the fifth day following the termination, a lump sum severance payment equal (i) to 100% of Executive's salary for the balance of the Term, at the rate in effect as of the termination, and (ii) any bonuses due to the Executive pursuant to Section 3.1.
through the end of the fiscal quarter in which such termination was so effective.

                           (b)  For 18 months after such termination, the
Corporation shall use its best efforts to arrange to provide Executive with group health benefits substantially similar to those which Executive was receiving immediately prior to the termination. Benefits otherwise receivable by the Executive pursuant to this paragraph (b) shall be reduced to the extent comparable benefits are actually received by Executive during such period.

                           (c)  Executive shall not be required to mitigate
the amount of any payment provided for in this Section 7 by seeking employment or otherwise.

                           (d)  In the event that any payment or benefit
received or to be received by Executive in connection with a Change in Control of the Corporation or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such

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person) (collectively the "Total Payments") would not be deductible
(in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), by the Corporation, an affiliate or other person making such payment or providing such benefit, the payments or benefits shall be so reduced until no portion of the Total Payments is not deductible. Executive shall be entitled to elect which payments or benefits shall be so reduced. For purposes of this limitation, (1) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment shall be taken into account, (2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and (3) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280(d)(3) and (4) of the Code.


                           (e)  For purposes hereof, a "Change in Control"
shall be deemed to have occurred if (a) members of the immediate
Miller family shall cease to be the owners of at least 51% of the outstanding shares of common stock of the Corporation, (b) if the Corporation shall sell all or substantially all its assets, or (c) if the Corporation shall merge or consolidate with another entity and as a result thereof members of the

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immediate Miller family ceases to be the owners, either directly or indirectly, of at least 51% of the outstanding shares of common stock of the entity surviving the merger or consolidation.

                           (f)  The Company shall pay all legal fees and
related expenses (including the costs of experts, evidence and counsel) incurred by the Executive on, after or in connection with a Change in Control as statements therefor are received (whether or not the Executive is successful) as a result of (a) the Executive's termination or non-renewal of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or non-renewal of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits or (c) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.

                  8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 6 hereof.

                  9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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                  10.   Interpretation. In case any one or more of the
provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be enforceable because it is excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                  11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

                  To the Corporation:

                        Delta Funding Corporation
                        1000 Woodbury Road
                        Suite 200
                        Woodbury, New York 11797
                        Attn: Sidney A. Miller


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                              - copy to -

                        Stroock & Stroock & Lavan
                        7 Hanover Square
                        New York, NY  10004
                        Attn:  James R. Tanenbaum, Esq.

                  To the Executive:

                        Hugh I. Miller
                        120 Rodeo Drive
                        Oyster Bay Cove, New York 11791


provided, however, that any notice of change of address shall be effective only upon receipt.

                  12. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

                  14. Equitable Remedies. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Section 5 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other

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remedies permitted by law, to prevent a breach or violation by the
Executive and to secure enforcement of the provisions of Section 5. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies which the Corporation may have.

                  15. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                DELTA FINANCIAL CORPORATION



                                                By:  /s/ Marc Miller
                                                    ----------------------------
                                                    Name:  Marc Miller
                                                    Title: Vice President


                                                    /s/ Hugh I. Miller
                                                --------------------------------
                                                Hugh I. Miller

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